Exhibit 99.1

NEWS

RELEASE

FOR IMMEDIATE RELEASE

CONTACT: Anna E. Torma

(512) 433-5312

FORESTAR GROUP INC. REPORTS

THIRD QUARTER 2012 RESULTS

Accelerating Value Realization, Growing Through Strategic Investments and Delivering the Greatest Value from Every Acre

AUSTIN, TEXAS, November 7, 2012—Forestar Group Inc. (NYSE: FOR) today reported a third quarter 2012 net loss of approximately ($0.7) million, or ($0.02) per share, compared with third quarter 2011 net income of approximately $36.4 million, or $1.02 per diluted share outstanding.  Third quarter 2012 results include a pre-tax gain of approximately $10.2 million, or $0.19 per share, after-tax, from the sale of the Broadstone Memorial multifamily community in Houston.  In addition, third quarter 2012 results include after-tax expenses of approximately ($2.1) million, or ($0.06) per share, associated with the acquisition of CREDO Petroleum Corporation, and an after-tax loss of ($2.9) million, or ($0.08) per share, associated with the extinguishment of debt related to amendment and extension of our term loan. Third quarter 2011 result included a gain of approximately $1.12 per share, after-tax, from the sale of about 57,000 acres of timberland for approximately $87 million.

Third quarter 2012 net income excluding special items was $4.3 million, or $0.12 per share.* Third quarter 2012 special items include approximately $5.0 million or $0.14 per share, after-tax, principally associated with expenses related to the acquisition of Credo Petroleum and loss on extinguishment of debt.

	3rd Qtr. 2012	3rd Qtr. 2011
Net income (loss) per share	$(0.02)	$1.02

Special items:
Credo acquisition expenses	$0.06	$—
Loss on extinguishment of debt and debt offering expenses	$0.08	0.01
Gain on sale of timberland	—	$(1.12)
Total special items	$0.14	$(1.11)

Net income (loss) per share before special items	$0.12	$(0.09)

*These are Non-GAAP financial measures.  The reconciliation between GAAP and Non-GAAP measures is provided in the tables following this press release, and on the investor relations section of the company’s website.

“During third quarter we completed the acquisition of CREDO Petroleum, which is expected to generate attractive returns and additional value for shareholders, and provide a platform to accelerate value realization of our mineral assets.  In addition, we finished the quarter with a solid balance sheet and over $170 million in available liquidity.  Oil production remains well above 2011 levels and we are seeing renewed interest in mineral leasing associated with exploration for oil and liquids. Housing market conditions remain relatively steady and we continue to build a solid pipeline of multifamily development properties.  In addition, we are generating significant cash flow and solid returns from the sale of our stabilized multifamily assets,” said Jim DeCosmo, president and chief executive officer of Forestar Group. “We are well positioned to accelerate value realization, capitalize on strategic growth opportunities and grow net asset value.”

Third Quarter Highlights

Strategic Initiatives

•             Completed the acquisition of CREDO Petroleum in an all cash transaction for $14.50 per share, representing an equity purchase price of $146 million

Forestar manages its operations through three business segments: Mineral Resources, Real Estate and Fiber Resources.

MINERAL RESOURCES

•                  Oil production up over 63% compared with third quarter 2011, and up over 12% compared with second quarter 2012

•                  Leased over 3,100 net mineral acres for over $1,100 per acre

•                  542 producing gross wells operated by exploration and production lessees, up 32 gross wells compared with third quarter 2011

Mineral Resources Segment Financial Results:

($ in millions)	3Q 2012	3Q 2011	2Q 2012

Segment Revenues	$10.5	$5.9	$7.1

Segment Earnings	$6.1	$3.6	$3.9

Mineral resources segment earnings increased in third quarter 2012 compared with third quarter 2011 and second quarter 2012 principally due to higher lease bonus revenues received and increased oil production, which more than offset lower oil and gas pricing and increased costs.

REAL ESTATE

•             Sold 269 fully developed residential lots at an average price of $54,100 per lot, with average lot prices up 17% compared with third quarter 2011

•             1,294 lots under option contracts

•             Sold 18 commercial acres for approximately $134,000 per acre

•             Sold Broadstone Memorial, a 401-unit multifamily property in Houston for over $56 million, generating approximately $30 million in cash and over $26 million in debt reduction

•             Purchased a multifamily site in Nashville, TN for approximately $11.4 million

Real Estate Segment Financial Results:

($ in millions)	3Q 2012	3Q 2011	2Q 2012

Segment Revenues	$27.1	$19.1	$26.6

Segment Earnings (Loss)	$12.7	$(4.3)	$7.7

Third quarter 2012 real estate segment earnings were higher compared with third quarter 2011 principally due to a $10.2 million pre-tax gain associated with the previously announced sale of the Broadstone Memorial multifamily community located in Houston.  In addition, third quarter 2012 real estate segment results include approximately $1.3 million in earnings associated with the sale of 18 commercial acres and $1.1 million in earnings associated with a loan secured by a mixed-use community in Houston.

Third quarter 2011 real estate segment earnings include $3.4 million in charges principally related to environmental remediation activities at our San Joaquin River project located near Antioch, California.

FIBER RESOURCES

•                  Sold approximately 197,400 tons of fiber - recreational leasing remains strong

Fiber Resources Segment Financial Results:

($ in millions)	3Q 2012	3Q 2011	2Q 2012

Segment Revenues	$3.0	$1.3	$1.5

Segment Earnings	$1.8	$0.5	$0.6

Third quarter 2012 fiber resources segment earnings increased compared with third quarter 2011 principally due to increased fiber sales activity and higher pricing. Recreational leasing activity remained strong during third quarter, with almost 99% of available land leased for recreation.

OUTLOOK

“We continue to generate momentum through our oil and gas strategic initiatives — increasing exploration, production and reserves.  Drilling activity in East Texas and Louisiana is focused on oil and liquids principally related to the Austin Chalk and Wilcox formations.  The acquisition of CREDO Petroleum Corporation is excpected to create significant increases in production and reserves, and expand our ability to report additional reserve categories.”

“Residential real estate fundamentals in Texas remain favorable, with relatively stable demand and low levels of desirable inventory.  Communities in good locations continue to experience lot demand and our backlog remains strong.  Our multifamily development pipeline continues to grow as we purchased a multifamily site in Nashville, Tennessee for approximately $11.4 million during third quarter.  Following quarter-end, our venture closed the sale of Las Brisas, a stabilized multifamily community located in Austin, Texas, generating almost $10 million in proceeds to Forestar.  As a result, we have generated approximately $40 million in cash flow in 2012 from the sale of two stabilized multifamily communities.”

“Forestar is well positioned to take advantage of strategic growth opportunities and we are committed to delivering the greatest value from every acre,” concluded Mr. DeCosmo.

The Company will host a conference call on November 7, 2012 at 2:00 pm ET to discuss results of third quarter 2012. The meeting may be accessed through webcast or conference call. The webcast may be accessed through Forestar’s Internet site at www.forestargroup.com.  To access the conference call, listeners from North America should dial 1-800-901-5213 at least 15 minutes prior to the start of the call. Those wishing to access the call from outside North America should dial 1-617-786-2962. The password is Forestar. Replays of the call will be available for two weeks following the live call and can be accessed at 1-888-286-8010 in North America and at 1-617-801-6888 outside North America. The password for the replay is 71438673.

About Forestar Group

Forestar Group Inc. operates in three business segments: real estate, mineral resources and fiber resources. At the end of third quarter 2012, the real estate segment owns directly or through ventures over 143,000 acres of real estate located in nine states and thirteen markets in the U.S.  The real estate segment has 16 real estate projects representing approximately 27,600 acres currently in the entitlement process, and 72 entitled, developed and under development projects in seven states and eleven markets encompassing over 14,450 acres, comprised of almost 23,900 planned residential lots and 2,400 commercial acres. The mineral resources segment includes approximately 735,000 net acres of oil and gas mineral interests, with approximately 593,000 acres of fee ownership located principally in Texas, Louisiana, Alabama, and Georgia and over 142,000 net acres of leasehold and overriding royalty interests principally located in Nebraska, Kansas, Oklahoma, North Dakota and Texas.  These leasehold interests include approximately 6,000 net mineral acres in the core of the prolific Bakken and Three Forks formations.  In addition, the mineral resources segment owns a 45% nonparticipating royalty interest in groundwater produced or withdrawn for commercial purposes from approximately 1.4 million acres in Texas, Louisiana, Georgia and Alabama and about 17,800 acres of groundwater leases in central Texas. The fiber resources segment includes the sale of wood fiber and management of our recreational leases.  Forestar’s address on the World Wide Web is www.forestargroup.com.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of the federal securities laws.  Forward-looking statements are typically identified by words or phrases such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” and other words and terms of similar meaning.  These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements, including our ability to achieve the synergies and value creation contemplated by the merger with Credo, our ability to promptly and effectively integrate Credo’s businesses, and the diversion of management time on merger-related matters.  Other factors and uncertainties that might cause such differences include, but are not limited to: general economic, market, or business conditions; changes in commodity prices; the opportunities (or lack thereof) that may be presented to us and that we may pursue; fluctuations in costs and expenses including development costs; demand for new housing, including impacts from mortgage credit availability; lengthy and uncertain entitlement processes; cyclicality of our businesses; accuracy of accounting assumptions; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond our control.  Except as required by law, we expressly disclaim any obligation to publicly revise any forward-looking statements contained in this news release to reflect the occurrence of events after the date of this news release.

FORESTAR GROUP INC.

(UNAUDITED)

Business Segments

	Third Quarter		First Nine Months
	2012	2011	2012	2011
	(In thousands, except per share)		(In thousands, except per share)

Revenues
Real estate	$27,115	$19,060	$71,684	$59,814
Mineral resources	10,479	5,871	27,053	17,784
Fiber resources	3,016	1,310	5,277	3,968
Total revenues	$40,610	$26,241	$104,014	$81,566

Segment earnings (loss)
Real estate	$12,688	$(4,266)	$31,931	$(684)
Mineral resources	6,091	3,592	15,919	12,292
Fiber resources	1,798	446	2,782	1,790
Total segment earnings (loss)	20,577	(228)	50,632	13,398
Items not allocated to segments:
General and administrative expense (a)	(8,000)	(4,827)	(19,482)	(15,824)
Share-based compensation income (expense)	(6,327)	3,553	(11,491)	(399)
Gain on sale of assets	16	61,784	16	61,784
Interest expense	(8,094)	(4,271)	(15,649)	(12,933)
Other corporate non-operating income	47	26	158	77
Income (loss) before taxes	(1,781)	56,037	4,184	46,103
Income tax (expense) benefit	1,078	(19,609)	(1,274)	(16,069)
Net income (loss) attributable to Forestar Group Inc.	$(703)	$36,428	$2,910	$30,034

Net income (loss) per common share:
Basic	$(0.02)	$1.03	$0.08	$0.85
Diluted	$(0.02)	$1.02	$0.08	$0.84

Weighted average common shares outstanding (in millions):
Basic	35.2	35.5	35.2	35.5
Diluted	35.2	35.8	35.4	35.9

	Third Quarter
Supplemental Financial Information:	2012	2011
	(In thousands)

Cash and cash equivalents	$10,279	$29,121

Borrowings under credit facility	$227,000	$130,000
Other debt (b)	49,651	93,697
Total debt	$276,651	$223,697

(a)   Third quarter and first nine months 2012 general and administrative expenses include approximately $3.2 million and $5.7 million respectively in costs associated with the acquisition of CREDO Petroleum Corporation. Third quarter and first nine months 2011 general and administrative expenses include $0.5 million and $3.2 million respectively paid to outside advisors related to private debt offerings which were withdrawn due to the deterioration in terms available to us in the capital markets.

(b)   Consists principally of consolidated venture non-recourse debt.

FORESTAR GROUP INC.

MINERAL RESOURCES SEGMENT

PERFORMANCE METRICS

	Third Quarter		First Nine Months
	2012	2011	2012	2011
Leasing Activity from Owned Mineral Interests
Acres Leased	3,120	380	3,900	7,700
Average Bonus / Acre	$1,130	$265	$975	$288
Delay Rentals	$592,800	$252,800	$2,154,600	$479,300
Oil & Gas Production
Royalty Interests(1)
Gross Wells	542	510	542	510
Oil Production (Barrels)	62,300	41,600	179,900	99,500
Average Oil Price ($ / Barrel)	$75.00	$97.79	$88.29	$94.32
Natural Gas Production (MMcf)	411.1	402.6	1,241.5	1,226.4
Average Natural Gas Price ($ / Mcf)	$1.86	$3.11	$2.11	$2.70
BOE Production(2)	130,800	108,700	386,800	303,900
Average Price ($ / BOE)	$41.55	$48.97	$47.84	$41.79
Working Interests (3)
Gross Wells	10	8	10	8
Oil Production (Barrels)	6,700	700	19,900	2,700
Average Oil Price ($ / Barrel)	$83.35	$99.78	$96.96	$90.96
Natural Gas Production (MMcf)	15.3	5.4	57.6	22.1
Average Natural Gas Price ($ / Mcf)	$2.74	$5.16	$3.16	$4.91
BOE Production(2)	9,300	1,600	29,500	6,400
Average Price ($ / BOE)	$64.98	$61.27	$71.59	$55.60
Total Oil & Gas Interests
Gross Wells	542	510	542	510
Oil Production (Barrels)	69,000	42,300	199,800	102,200
Average Oil Price ($ / Barrel)	$75.81	$97.83	$89.15	$94.23
Natural Gas Production (MMcf)	426.4	408.0	1,299.1	1,248.4
Average Natural Gas Price ($ / Mcf)	$2.24	$4.27	$2.61	$3.96
BOE Production(2)	140,100	110,300	416,300	310,300
Average Price ($ / BOE)	$44.17	$53.31	$50.92	$46.96
Well Activity
Mineral Interests Owned (4)
Net Acres Held By Production	38,200	30,300	38,200	30,300
Gross Wells Drilled	2	9	13	16
Productive Gross Wells	542	510	542	510
Mineral Interests Leased (5)
Net Acres Held By Production	36,030	—	36,030	—
Gross Wells Drilled	—	—	—	—
Productive Gross Wells(6)	382	—	382	—
Total Well Activity
Net Acres Held By Production	74,230	30,300	74,230	30,300
Gross Wells Drilled	2	9	13	16
Productive Gross Wells	924	510	924	510

(1)         Includes our share of venture activity in which we own a 50% interest. Our share of natural gas production is 75 MMcf and 247 MMcf in third quarter and first nine months 2012 and 112 MMcf and 398MMcf in third quarter and first nine months 2011

(2)         BOE — Barrels of oil equivalent (converting natural gas to oil at 6 Mcfe / Bbl)

(3)         Excludes Credo Petroleum Corporation acquired on September 28, 2012

(4)         Wells operated by third-party lessees/operators. Represent wells in which we own a royalty or working interest in a producing well

(5)         Oil and gas production excludes wells associated with acquisition of Credo Petroelum

(6)         Excludes 1,181 wells in which Credo Petroleum has an overriding royalty interest

THIRD QUARTER 2012

MINERAL RESOURCES PIPELINE

MINERAL INTERESTS OWNED (1)

Forestar’s mineral resources segment includes approximately 593,000 owned net mineral acres principally located in Texas, Louisiana, Georgia and Alabama.

State	Available for Lease	Leased	Held by Production	Total (2)
Texas	201,000	25,000	26,000	252,000
Louisiana	120,000	12,000	12,000	144,000
Georgia	155,000	—	—	155,000
Alabama	40,000	—	—	40,000
California	1,000	—	—	1,000
Indiana	1,000	—	—	1,000
Total	518,000	37,000	38,000	593,000

(1) Represents net acres and includes ventures

(2) Excludes 477 net mineral acres located in Colorado, which includes 379 leased acres and 29 acres held by production

MINERAL INTERESTS LEASED (1)

Forestar’s mineral resources segment includes approximately 142,000 net mineral acres of leasehold and overriding royalty interests principally located in Nebraska, Kansas, Oklahoma, North Dakota and Texas principally as result of our September 28, 2012 acquisition of Credo Petroleum.

State	Undeveloped	Held by Production	Total (2)
Nebraska	53,000	2,000	55,000
Kansas	43,000	3,000	46,000
Oklahoma	—	17,000	17,000
North Dakota	4,000	2,000	6,000
Texas	1,000	2,000	3,000
Other(2)	5,000	10,000	15,000
Total	106,000	36,000	142,000

(1) Represents net acres

(2) Includes approximately 8,400 net acres of overriding royalty interests

FORESTAR GROUP INC.

REAL ESTATE SEGMENT

PERFORMANCE METRICS

	Third Quarter		First Nine Months
REAL ESTATE	2012	2011	2012	2011
Owned, Consolidated & Equity Method Ventures:
Residential Lots Sold	269	311	981	808
Revenue per Lot Sold	$54,100	$46,200	$49,700	$48,900
Commercial Acres Sold	18	—	55	24
Revenue per Commercial Acre Sold	$133,900	—	$75,100	$157,900
Undeveloped Acres Sold	560	550	1,950	3,960
Revenue per Acre Sold	$2,800	$2,800	$2,700	$2,600
Owned & Consolidated Ventures:
Residential Lots Sold	193	155	675	458
Revenue per Lot Sold	$54,200	$52,200	$49,900	$55,300
Commercial Acres Sold	18	—	55	4
Revenue per Commercial Acre Sold	$133,900	—	$75,100	$185,300
Undeveloped Acres Sold	560	550	1,815	3,940
Revenue per Acre Sold	$2,800	$2,800	$2,700	$2,600
Ventures Accounted For Using the Equity Method:
Residential Lots Sold	76	156	306	350
Revenue per Lot Sold	$53,800	$40,200	$49,100	$40,600
Commercial Acres Sold	—	—	—	20
Revenue per Commercial Acre Sold	—	—	—	$152,500
Undeveloped Acres Sold	—	—	135	20
Revenue per Acre Sold	—	—	$2,600	$3,000

THIRD QUARTER 2012

REAL ESTATE PIPELINE

Real Estate	Undeveloped	In Entitlement Process	Entitled	Developed & Under Development	Total Acres*

Undeveloped Land
Owned	94,111
Ventures	6,901				101,012

Residential
Owned		24,857	9,005	738
Ventures			2,092	223	36,915

Commercial
Owned		2,723	1,209	595
Ventures			399	197	5,123

Total Acres	101,012	27,580	12,705	1,753	143,050

Estimated Residential Lots			21,250	2,614	23,864

* In addition, Forestar owns a 58% interest in a venture which controls approximately 16,000 acres of undeveloped land in Georgia with minimal investment. Excludes acres associated with fully developed commercial and income producing properties.

FORESTAR GROUP INC.

FIBER RESOURCES SEGMENT

PERFORMANCE METRICS

	Third Quarter		First Nine Months
FIBER RESOURCES	2012	2011	2012	2011
Fiber Sales *
Pulpwood Tons Sold	160,000	85,800	265,200	222,100
Average Pulpwood Price / Ton	$9.54	$7.57	$9.51	$8.57
Sawtimber Tons Sold	37,400	22,900	66,700	51,200
Average Sawtimber Price / Ton	$20.21	$14.33	$19.88	$15.47

Total Tons Sold	197,400	108,700	331,900	273,300
Average Price / Ton	$11.56	$8.99	$11.59	$9.86

Recreational Activity
Average Acres Leased	129,200	164,600	130,500	185,300
Average Lease Rate / Acre	$8.84	$8.28	$8.84	$8.84

*The majority of our fiber sales were to International Paper at market prices.

FORESTAR GROUP INC.

PROJECTS IN ENTITLEMENT

A summary of projects in the entitlement process (a) at third quarter-end 2012 follows:

		Project
Project	County	Acres (b)

California
Hidden Creek Estates	Los Angeles	700
Terrace at Hidden Hills	Los Angeles	30

Georgia
Ball Ground	Cherokee	500
Crossing	Coweta	230
Fincher Road	Cherokee	3,890
Fox Hall	Coweta	960
Garland Mountain	Cherokee/Bartow	350
Home Place	Coweta	1,510
Martin’s Bridge	Banks	970
Mill Creek	Coweta	770
Serenity	Carroll	440
Waleska	Cherokee	90
Wolf Creek	Carroll/Douglas	12,230
Yellow Creek	Cherokee	1,060

Texas
Lake Houston	Harris/Liberty	3,700
San Jacinto	Montgomery	150

Total		27,580

(a)         A project is deemed to be in the entitlement process when customary steps necessary for the preparation of an application for governmental land-use approvals, like conducting pre-application meetings or similar discussions with governmental officials, have commenced, or an application has been filed.  Projects listed may have significant steps remaining, and there is no assurance that entitlements ultimately will be received.

(b)         Project acres, which are the total for the project regardless of our ownership interest, are approximate.  The actual number of acres entitled may vary.

FORESTAR GROUP INC.

REAL ESTATE PROJECTS

A summary of our entitled,(a) developed & under development projects at third quarter-end 2012 follows:

				Residential Lots (c)		Commercial Acres (d)
Project	County	Interest Owned(b)		Lots Sold Since Inception	Lots Remaining	Acres Sold Since Inception	Acres Remaining (f)
Projects we own
California
San Joaquin River	Contra Costa/ Sacramento	100%		—	—	—	288
Colorado
Buffalo Highlands	Weld	100%		—	164	—	—
Johnstown Farms	Weld	100%		162	451	2	7
Pinery West	Douglas	100%		—	—	—	111
Stonebraker	Weld	100%		—	603	—	—
Texas
Arrowhead Ranch	Hays	100%		—	259	—	6
Bar C Ranch	Tarrant	100%		292	907	—	—
Barrington Kingwood	Harris	100%		35	145	—	—
Cibolo Canyons	Bexar	100%		713	762	68	82
Harbor Lakes	Hood	100%		203	246	2	19
Hunter’s Crossing	Bastrop	100%		390	100	38	71
La Conterra	Williamson	100%		103	397	—	58
Maxwell Creek	Collin	100%		781	218	10	—
Oak Creek Estates	Comal	100%		131	516	13	—
Stoney Creek	Dallas	90%		141	613	—	—
Summer Creek Ranch	Tarrant	100%		819	455	35	44
Summer Lakes	Fort Bend	100%		462	668	56	—
Summer Park (g)	Fort Bend	100%		—	210	27	63
The Colony	Bastrop	100%		432	717	22	31
The Preserve at Pecan Creek	Denton	100%		356	438	—	7
Village Park	Collin	100%		483	277	3	2
Westside at Buttercup Creek	Williamson	100%		1,398	98	66	—
Other projects (11)	Various	100%		2,493	171	211	19
Georgia
Seven Hills	Paulding	100%		646	441	26	113
Villages of Burt Creek	Dawson	100%		—	1,715	—	57
Towne West	Bartow	100%		—	2,674	—	121
Other projects (17)	Various	100%		1,724	2,970	3	705
Florida
Other projects (3)	Various	100%		708	137	—	—
Missouri and Utah
Other projects (2)	Various	100%		477	77	—	—
				12,949	16,429	582	1,804
Projects in entities we consolidate
Texas
City Park	Harris	75%		1,201	110	50	115
Lantana	Denton	55	%(e)	911	1,381	—	—
Timber Creek	Collin	88%		—	614	—	—
Willow Creek	Walter/Fort Bend	90%		—	231	—	—
Other projects (3)	Various	Various		7	202	16	148
Georgia
The Georgian	Paulding	75%		289	1,052	—	—
				2,408	3,590	66	263
Total owned and consolidated				15,357	20,019	648	2,067
Projects in ventures that we account for using the equity method
Texas
Entrada	Travis	50%		—	821	—	—
Fannin Farms West	Tarrant	50%		324	24	—	12
Harper’s Preserve	Montgomery	50%		153	1,572	—	72
Lantana	Denton	Various	(e)	1,451	81	16	42
Long Meadow Farms	Fort Bend	37%		967	828	107	192
Southern Trails	Brazoria	80%		553	430	—	—
Stonewall Estates	Bexar	50%		299	89	—	—
Other projects (1)	Nueces	50%		—	—	—	15
Total in ventures				3,747	3,845	123	333
Combined Total				19,104	23,864	771	2,400

(a)           A project is deemed entitled when all major discretionary governmental land-use approvals have been received. Some projects may require additional permits and/or non-governmental authorizations for development.

(b)          Interest owned reflects our net equity interest in the project, whether owned directly or indirectly. There are some projects that have multiple ownership structures within them.  Accordingly, portions of these projects may appear as owned, consolidated and/or accounted for using the equity method.

(c)           Lots are for the total project, regardless of our ownership interest. Lots remaining represent vacant developed lots, lots under development and future planned lots and are subject to change based on business plan revisions.

(d)          Commercial acres are for the total project, regardless of our ownership interest and are net developable acres, which may be fewer than the gross acres available in the project.

(e)           The Lantana project consists of a series of 25 partnerships in which our voting interests range from 25% to 55%.  We account for three of these partnerships using the equity method and we consolidate the remaining partnerships.

(f)            Excludes acres associated with commercial and income producing properties.

(g)          Formerly Waterford Park

A summary of our significant commercial and income producing properties at third quarter-end 2012 follows:

			Interest
Project	County	Market	Owned (a)	Type	Acres	Description
Radisson Hotel	Travis	Austin	100%	Hotel	2	413 guest rooms and suites
Las Brisas	Williamson	Austin	59%	Multifamily	30	414 unit luxury apartment
Promesa (b)	Travis	Austin	100%	Multifamily	16	289 unit luxury apartment (c)
Eleven	Travis	Austin	25%	Multifamily	3	257 unit luxury apartment (c)
360[0]	Arapahoe	Denver	20%	Multifamily	4	304 unit luxury apartment (c)

(a) Interest owned reflects our total equity interest in the project, whether owned directly or indirectly.

(b) Formerly marketed as Ridge at Ribelin Ranch.

(c) Construction in progress

FORESTAR GROUP INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

Forestar’s Net Income and Earnings Per Share (EPS) excluding special items for the quarter and first nine months ended September 30, 2012 and 2011 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, U.S. Generally Accepted Accounting Principles (GAAP). The company believes presenting non-GAAP Net Income and EPS is helpful to analyze financial performance without the impact of items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Third Quarter		First Nine Months
($ in millions, except per share amounts)	2012	2011	2012	2011

Net income (loss), after-tax, in accordance with GAAP	$(0.7)	$36.4	$2.9	$30.0

Special items, after-tax
Credo acquisition expenses	2.1	—	3.7	—
Extinguishment of debt and debt offering expenses	2.9	0.3	2.9	2.1
Gain on sale of timberland	—	(40.2)	—	(40.2)
Total special items, after-tax	$5.0	$(39.9)	$6.6	(38.1)

Net income, after-tax, excluding special items	$4.3	$(3.5)	$9.5	$(8.1)

Net income (loss) per share, in accordance with GAAP	$(0.02)	$1.02	$0.08	$0.84

Special items, after-tax, per diluted share
Credo acquisition expenses	0.06	—	0.11	—
Extinguishment of debt and debt offering expenses	0.08	0.01	0.08	0.06
Gain on sale of timberland	—	$(1.12)	—	(1.12)
Total special items, after-tax	$0.14	$(1.11)	$0.19	$(1.06)

Net income per share, excluding special items	$0.12	$(0.09)	$0.27	$(0.22)

Average basic shares outstanding	35.2	35.5	35.2	35.5
Average diluted shares outstanding	35.2	35.8	35.4	35.9